Exhibit 3

TERMINATION OF STOCKHOLDERS’ AGREEMENT

This TERMINATION OF STOCKHOLDERS’ AGREEMENT (this “Termination”), is made as of April 28, 2004, by and among HJM Holdings, LLC, a Delaware limited liability company, having an address at 202 Welsh Road, Horsham, PA 19044, Attention: Michael J. Hagan, Facsimile: 215/706-5325 (the “LLC”) and NewSpring Ventures, L.P., a Delaware limited partnership, having an address at 500 North Gulph Road, Suite 500, King of Prussia, PA 19406, Attention: Managing Partner, Facsimile: 610/567-2388 (“NSV”; together with the LLC, collectively, the “Stockholders”).

RECITALS

WHEREAS, the Stockholders entered into that certain Stockholders’ Agreement (the “Stockholders’ Agreement”), dated as of December 20, 2002, to provide for certain rights and obligations related to, among other things, the voting of shares of Common Stock owned and controlled by each respective Stockholder.

WHEREAS, the Stockholders desire to terminate the Stockholders’ Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereto agree as follows:

1.	Termination. Upon the Effective Date hereof, the Stockholders’ Agreement shall terminate and be of no further force and effect without any further action required by the Stockholders.

2.	Severability. In case any provision of this Termination shall be invalid, illegal, or unenforceable, such provision shall be deemed to have been modified to the extent necessary to make it valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.	No Modification Except in Writing. None of the terms of this Termination may be modified, waived, altered, amended, supplemented, extended, consolidated, replaced, exchanged or otherwise changed except upon the prior written consent of each Stockholder.

4.	Effective Date. This Termination shall be effective on the date set forth above and no additional act or notice shall be required, and if required, are hereby waived, under the Stockholders’ Agreement.

5.	Miscellaneous.

(a)	This Termination constitutes the entire agreement among the parties concerning its subject matter.

(b)	This Termination shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns.

(c)	This Termination may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)	This Termination has been duly authorized, executed and delivered by the parties hereto and constitutes a legal, valid and binding obligation of each party, enforceable against each party in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization, and other similar laws affecting creditors’ rights generally and to equitable principles relating to enforceability.

(e)	The construction, validity and interpretation of this Termination will be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereto each hereby irrevocably (a) submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Delaware and (b) waives the right and hereby agrees not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. EACH PARTY HERETO HEREBY IRROVECABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TERMINATION OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION AND ENFORCEMENT HEREOF.

(f)	Each party hereto also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in the following manner. All such notices and communications shall be in writing and shall be deemed given if delivered personally or by commercial overnight courier (with confirmation of receipt) or sent via facsimile to the parties at the address or facsimile number for such party as set forth herein. Notice given by telecopier shall be effective upon actual receipt if received during the hours of 9 AM to 5 PM EST on a business day, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address or facsimile number to which notice is to be given to it by giving notice as provided in this section of such change of address or facsimile number.

[Signatures commence on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this TERMINATION OF STOCKHOLDERS’ AGREEMENT to be duly executed by their duly authorized representatives.

LLC: HJM HOLDINGS, LLC

By:	/s/ Michael J. Hagan

Name:	Michael J. Hagan
Title:	President

NSV: NEWSPRINGVENTURES, L.P.

By:	Progress Capital II, L.P. its General Partner

	By:	Progress Capital II, Inc. its General Partner

		By:	/s/ Marc R. Lederman

		Name:	Marc R. Lederman
		Title:	Vice President and Secretary